Exhibit 99.4

KELLER & COMPANY, INC.
FINANCIAL INSTITUTION CONSULTANTS
555 METRO PLACE NORTH
SUITE 524
DUBLIN, OHIO 43017
_______________________________________

(614) 766-1426        (614) 766-1459 FAX

March 20, 2018

Board of Directors
Mid-Southern Bancorp, Inc.
Mid-Southern Savings Bank, FSB
300 N. Water Street
Salem, Indiana 47167

Re:	Plan of Conversion and Reorganization
Mid-Southern, M.H.C.
Mid-Southern Bancorp, Inc.

Members of the Boards of Directors:

The Plan of Conversion and Reorganization (the "Plan") provides for the conversion of Mid-Southern, M.H.C. (the "MHC") into the full stock form of organization.  Pursuant to the Plan, the MHC will be merged into the new Mid-Southern Bancorp, Inc., a newly formed Indiana corporation (the "Company") with the Company as the resulting entity, and the MHC will no longer exist.  As part of the Plan, the Company will sell shares of common stock in an offering that will represent the ownership interest in the MHC.

We understand that in accordance with the Plan, depositors will receive rights in a liquidation account maintained by the Company representing the amount of (i) the MHC's ownership interest in the total stockholders' equity as of the date of the latest statement of financial condition used in the prospectus plus (ii) the value of the net assets of the MHC as of the date of the latest statement of financial condition of the MHC prior to the consummation of the conversion.  The Company shall continue to hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Mid-Southern Savings Bank, FSB ("Mid-Southern").  We further understand that Mid-Southern will also establish a liquidation account in an amount equal to the Company's liquidation account, pursuant to the Plan.  The liquidation accounts are designed to provide payments to depositors of their liquidation interest in the event of liquidation of Mid-Southern (or the Company and Mid-Southern).

Boards of Directors
March 20, 2018

In the unlikely event that either Mid-Southern (or the Company and Mid-Southern) were to liquidate after the conversion, all claims of creditors, including those of depositors, of the last day of the calendar quarter immediately preceding the date on which the Federal Reserve Board ("FRB") approves the MHC's application for conversion, of the liquidation account maintained by the Company would be paid first.  Also, in a complete liquidation of both entities, or of Mid-Southern, when the Company has insufficient assets (other than the stock of Mid-Southern), to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Mid-Southern has positive net worth, Mid-Southern shall immediately make a distribution to fund the Company's remaining obligations under the liquidation account.  The Plan further provides that if the Company is completely liquidated or sold apart from a sale or liquidation of Mid-Southern, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by the Company shall be surrendered and treated as a liquidation account in Mid-Southern, the bank liquidation account and depositors shall have an equivalent interest in such bank liquidation account, subject to the same rights and terms as the liquidation account.

Based upon our review of the Plan and our observation that the liquidation rights become payable only upon the unlikely event of the liquidation of Mid-Southern (or the Company and Mid-Southern), that liquidation rights in the Company automatically transfer to Mid-Southern in the event the Company is completely liquidated or sold apart from a sale or liquidation of Mid-Southern, and that after two years from the date of conversion and upon written request of the FRB, the Company will transfer the liquidation account and depositors' interest in such account to Mid-Southern and the liquidation account shall thereupon become the liquidation account of Mid-Southern, no longer subject to the Company's creditors, we are of the belief that: the benefit provided by the Mid-Southern liquidation account supporting the payment of the liquidation account in the event the Company lacks sufficient net assets does not have any economic value at the time of the transactions contemplated in the first and second paragraphs on the prior page.  We note that we have not undertaken any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue.

Sincerely,

/s/Keller & Company, Inc.

Keller & Company, Inc.